                    RESTATED CERTIFICATE OF INCORPORATION OF

                             SILICON GRAPHICS, INC.

     Silicon Graphics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company") does hereby certify that:

     (1) The name of the Company is Silicon Graphics, Inc. The name under which the Company was originally incorporated in the State of Delaware was Silicon Graphics, Inc. The original Certificate of Incorporation of the Company was filed with the Secretary of State on September 5, 1986.

     (2) At a meeting of the Board of Directors of the Company, a resolution was duly adopted in accordance with Section 245 of the Delaware General Corporation Law to restate and integrate all of the provisions of the Restated Certificate of Incorporation in effect and operative as of the date of such restatement.

     (3) This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Company's Restated Certificate of Incorporation as heretofore amended and supplemented. There is no discrepancy between the provisions hereof and the provisions of the Company's Restated Certificate of Incorporation as heretofore amended or supplemented.

     (4) As a result of the foregoing, the certificate of incorporation of the Company is restated in its entirety as follows:


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"FIRST:   The name of the Corporation is Silicon Graphics, Inc. (the
          "Corporation").

SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of all classes of stock which the Corporation has authority to issue is Five Hundred Two Million (502,000,000) shares, consisting of Five Hundred Million (500,000,000) shares of Common Stock, $0.001 par value, (the "Common Stock") and Two Million (2,000,000) shares of Preferred Stock, $0.001 par value (the "Preferred Stock").

          The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them.

          The Board of Directors is further authorized to increase or decrease the number of shares of any series, the number of which was fixed by it, subsequent to the issue of shares of such series then outstanding, subject to the limitations and restrictions stated in the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

FIFTH:    The Corporation is to have perpetual existence.

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SIXTH:    The election of directors need not be by written ballot unless a stockholder demands election by written ballot at a meeting of stockholders and before voting begins or unless the Bylaws of the Corporation shall so provide.

SEVENTH: The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may thereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

          Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

TENTH: At the election of directors of the Corporation, each holder of stock or of any class or classes of a series or series thereof shall be entitled to as many votes as shall equal the number of votes which (except for such provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them, as he may see fit.

ELEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

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TWELFTH:       The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

THIRTEENTH:    At each annual meeting of stockholders, directors of the
               Corporation shall be elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders meeting called and held in accordance with the Delaware General Corporation Law.

               The directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, which classes are hereby designated Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the next regularly-scheduled annual meeting of stockholders after the filing of this amendment; the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders; and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders. For the purposes hereof, the initial Class I, Class II and Class III directors shall be those directors so designated and elected at the annual meeting of stockholders scheduled to be held in October 1992.

               At each annual meeting after the annual meeting of stockholders scheduled to be held in October 1992, directors to replace those of the Class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting and until their respective successors shall have been duly elected and qualified.

               If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes so as to make all classes as nearly equal in number as is practicable.

               Any director may be removed from office by the stockholders of the Corporation only for cause.

               The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

               Vacancies occurring on the Board of Directors for any reason may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office until the next succeeding annual meeting of stockholders of the Corporation and until his or her successor shall have been duly elected and qualified.

FOURTEENTH:    Subject to and in accordance with the section Fourth above:

                    I. DESIGNATION. The initial series of Preferred Stock shall be designated Series A Preferred Stock, $0.001 par value (the "Series A Preferred").

                    II. AUTHORIZED NUMBER. The number of shares constituting the Series A Preferred shall be Thirty-Five Thousand (35,000) shares.

                    III. DIVIDENDS.

                         A. The holders of the Series A Preferred shall be entitled to receive, ratably with the holders of any other series of Preferred with Parity Rights (as defined below) based on their respective dividend rates, annual cumulative dividends in cash on each outstanding share of Series A Preferred at the rate of the greater of (A) $30.00 per share (as adjusted for any recapitalization, stock dividend, stock split or similar event (collectively, a "Recapitalization") with respect to the Series A Preferred) per annum, or (B) the aggregate amount of all dividends which would have been paid on such share of Series A Preferred during the previous one year had such share been converted into Common Stock at the beginning of such year, based upon the Conversion Price (as defined in Section 6(a)(iii) hereof) in effect on the record date for the Series A Preferred dividend. Such cumulative dividends shall be paid semi-annually on June 1 and December 1 of each year, as declared by the Board of Directors to the extent legally permitted, out of any assets at the time legally available therefor, shall accrue until so paid from the date of issuance of the applicable shares of Series A Preferred, and shall be deemed to accrue from day to day, whether or not earned or declared. No dividends or other distributions shall be made with respect to any other class or series of the Corporation's stock until cumulative dividends on the Series A Preferred in the full amounts as set forth above for all past dividend periods have been declared and paid or set apart for payment. Any accumulation of dividends shall not bear interest.

                         B. Each holder of shares of Series A Preferred shall be deemed to have consented to distributions made by the Corporation or its subsidiaries in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for such repurchase.

                    IV. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

                         A. The holders of the Series A Preferred shall be entitled to receive, ratably with the holders of any other series of Preferred Stock with Parity Rights (as defined below) based on their respective preference amounts, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, the preference amount of $1,000 per share for each share of Series A Preferred then held by them (adjusted for any Recapitalization with respect to the Series A Preferred) plus an amount equal to all accrued but unpaid dividends on the Series A Preferred. If the assets and funds thus distributed among the holders of the Series A Preferred and of any other series of Preferred Stock with Parity Rights are insufficient to permit the payment to such holders of the full preferential amount described above, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A Preferred and of any other series of Preferred Stock with Parity Rights in the proportion that the aggregate preferential amount of shares of Series A Preferred and of any other series of Preferred with Parity Rights held by each such holder bears to the aggregate preferential amount of all shares of Series A Preferred and of any other series of Preferred Stock with Parity Rights. After payment has been made to the holders of the Series A Preferred and of any other series of Preferred Stock with Parity Rights of the full amounts to which they are entitled, no further amounts shall be paid with respect to the Series A Preferred, and the remaining assets of the Corporation shall be distributed among the holders of the Common Stock in proportion to their holdings of Common Stock.

                         B. For purposes of this Section 4, a merger or consolidation of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be treated as a liquidation, dissolution or winding up of the Corporation, but shall be treated as provided in Section 7(e)(iii) hereof.

                         C. Each holder of shares of Series A Preferred shall be deemed to have consented to distributions made by the Corporation or its subsidiaries in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for such repurchase.

                         D. The term "Parity Rights," as used herein, shall mean dividend rights and liquidation preferences of any series of Preferred Stock, if any, other than the Series A Preferred, which have preferences upon any liquidation, dissolution, or winding up of the Corporation or rights to declare, pay and set aside dividends on a parity with that of the Series A Preferred.

                         E. Except as provided in Subsection 9 hereof, the Corporation will not, by amendment of this Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of Subsections 3 and 4 hereof, and in the taking of all such action as may be necessary or appropriate in order to protect the liquidation rights of the holders of the Series A Preferred against impairment; provided, however, that nothing herein will prevent the Corporation from creating any new series of Preferred Stock with higher dividend rates or liquidation payments so long as the priority of such rights is not senior to the rights of the Series A Preferred.

                    V. VOTING RIGHTS. Except as otherwise required by law or by Subsection 9 hereof, each share of Series A Preferred shall entitle its holder to forty (40) votes (hereinafter the "Voting Power"), provided that if the number of shares of Common Stock outstanding at any time after the date hereof is (A) increased by a stock dividend or other distribution payable to all holders of the Corporation's Common Stock in shares of its Common Stock or by a subdivision or a split up or reclassification of the outstanding shares of its Common Stock into a larger number of shares, or (B) is decreased by a combination or reclassification of the outstanding shares of Common Stock into a smaller number of shares, then, in either case, the Voting Power for the Series A Preferred in effect immediately prior thereto shall be proportionately increased or decreased, as the case may be, such that the proportionate voting power in the Corporation of each share of Series A Preferred immediately after such event is equal (as nearly as practicable) to its proportionate voting power immediately prior to such event. Such votes shall be counted together with all other shares of stock of the Corporation having general voting power. Holders of Series A Preferred shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes for all shares of Series A Preferred held by each holder shall be aggregated, provided that any remaining fraction after such aggregation shall be disregarded and not voted.

                    VI.  CONVERSION AND REDEMPTION REQUEST PROCEDURES.

                         A. CERTAIN DEFINITIONS. For the purposes of Subsections 6, 7, and 8 hereof:

                              1. "Measurement Date" shall mean, December 1 and June 1 in each year commencing with December 1, 1994, unless prior to such date there occurs an Acceleration Event, in which case "Measurement Date" shall mean the date of such Acceleration Event and each six month and one year anniversary of such date thereafter.

                              2. "Acceleration Event" shall mean herein the occurrence of an event described as an Acceleration Event in the Distribution Agreement dated on or about March 2, 1990 between Nihon Silicon Graphics KK and NKK Corporation.

                              3. "Conversion Price" as of any particular date shall mean the average daily closing sale price (or if no closing sale price is quoted, the average of the closing bid and asked prices) of the Corporation's Common Stock on the New York Stock Exchange, for the 30 calendar day period ending on the last day prior to such date, appropriately adjusted for any Recapitalization (as defined in Section 3 hereof) with respect to the Common Stock during such period.

                              4. "Redemption Price" as of any particular date shall mean $1000.00 per share of Series A Preferred, appropriately adjusted for any Recapitalization with respect to the Series A Preferred.

                              5. "Total Issued Shares of Series A Preferred" as of any particular date shall mean the maximum number of shares of Series A Preferred outstanding at any one time on or before such date (subject to appropriate adjustment in the event of any prior Recapitalization with respect to the Series A Preferred), without taking into account any conversions or redemptions.

                              6. "Maximum Redemption Percentage" as of any particular Measurement Date shall mean the following percentages; provided, however, that each such percentage below shall be reduced by the percentage of the Total Issued Shares of Series A Preferred which has been either converted or redeemed prior to such Measurement Date:

                                             Maximum
                    Number of                Redemption
                 Measurement Date            Percentage
                 ----------------            ----------
                         1                       --
                         2                      16.7%
                         3                      33.3%
                         4                      50.0%
                         5                      66.7%
                         6                      83.3%
                         7 and later           100.0%


                         B. PRICE NOTICE. Within 3 business days after each Measurement Date, the Corporation shall deliver a written notice to each holder of Series A Preferred stating the Conversion Price of the Series A Preferred as of such Measurement Date (the "Price Notice"). The Conversion Price stated in the Price Notice shall be conclusively presumed to be correct in the absence of manifest error.

                         C. RIGHT TO REQUEST IF CONVERSION PRICE EQUALS OR EXCEEDS $17.50. If the Conversion Price stated in the Price Notice equals or exceeds $17.50 (as adjusted for any Recapitalization of the Common Stock), then:

                              1.   Each holder of Series A Preferred shall
               deliver to the Corporation, on or before the second business day after receipt of the Price Notice (the "Request Date"), a written request to convert into Common Stock any percentage, from 0% to 100%, of the shares of Series A Preferred then held by such holder (the "Holder Conversion Percentage") at the Conversion Price stated in the Price Notice. If the Corporation does not receive such a request from a holder on or before the Request Date, such holder will be deemed to have requested that 0% of such holder's shares be converted at that time.

                              2. The Corporation shall deliver to all holders of Series A Preferred, on or before the Request Date, a written request to convert into Common Stock any percentage, from 0% to 100%, of the shares of Series A Preferred then held by each holder (the "Corporation Conversion Percentage") at the Conversion Price stated in the Price Notice. If no holder receives such a request from the Corporation on or before the Request Date, the Corporation will be deemed to have requested that 0% of such holder's shares be converted at that time.

                              3.   On the third business day following the
               Request Date (the "Conversion Date"), that number of shares of Series A Preferred held by each holder equal to the product of
               (A) the greater of the Corporation Conversion Percentage and the holder's Holder Conversion Percentage, multiplied by (B) the number of shares of Series A Preferred held by such holder (the "Conversion Shares") shall automatically be converted into Common Stock pursuant to the procedures of Subsection 7 hereof. On or before the Conversion Date, the Corporation shall deliver to each holder of Conversion Shares a notice stating the number of shares held by such holder to be converted.

                         D.   RIGHT TO REQUEST IF CONVERSION PRICE IS LESS
               THAN $17.50. If the Conversion Price in the stated Price Notice is less than $17.50 (as adjusted for any Recapitalization of the Common Stock), then:

                              1.   Each holder of Series A Preferred shall
               deliver to the Corporation, on or before the Request Date (as defined in Section 6(c)(i)), a written request (A) to convert into Common Stock at the Conversion Price stated in the Price Notice the Holder Conversion Percentage (as defined in Subsection 6(c)(i) hereof) of such holder's shares of Series A Preferred stated in such request, and (B) except as to the first Measurement Date, to redeem

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

               any percentage, from 0% up to the Maximum Redemption Percentage for such Measurement Date, of the shares of Series A Preferred then held by such holder (the "Holder Redemption Percentage").
               If the Corporation does not receive such a request from a holder on or before the Request Date, then such holder will be deemed to have requested that 0% of such holder's shares be redeemed or converted at that time. If the Measurement Date is the first Measurement Date, then all holders' Holder Redemption Percentages shall automatically be 0%. Notwithstanding the foregoing, however, each holder of Series A Preferred shall have the right, during the two business days following the Request Date, to change such holder's Holder Conversion Percentage; provided that such change shall not be effective unless the holder delivers a notice thereof to the Corporation prior to the Response Date (as defined in Section 6(d)(iii) below).

                              2. The Corporation shall deliver to all holders of Series A Preferred, on or before the Request Date, a written request (A) to convert into Common Stock at the Conversion Price stated in the Price Notice the Corporation Conversion Percentage (as defined in Section 6(c)(ii)) of each holder's shares of Series A Preferred stated in such request, and (B) except as to the first Measurement Date, to redeem any percentage, from 0% up to the Maximum Redemption Percentage for such Measurement Date, of the shares of Series A Preferred then held by each holder (the "Corporation Redemption Percentage"). If no holder receives such a request from the Corporation on or before the Request Date, then the Corporation will be deemed to have requested that 0% of each holder's shares be converted or redeemed at that time. If the Measurement Date is the first Measurement Date, then the Corporation Redemption Percentage shall automatically be 0%.

                              3.   On the third business day following the
               Request Date (the "Response Date"), at the election of the Corporation, either:

                                   a.   That number of shares of Series A
               Preferred held by each holder equal to the product of (1) the holder's Holder Conversion Percentage, multiplied by (2) the number of shares of Series A Preferred held by such holder (the "Conversion Shares") shall automatically be converted into Common Stock pursuant to the procedures of Subsection 7 hereof, in which case the Corporation shall deliver a notice to such effect to each holder of Conversion Shares on or before the Response

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

               Date (which shall henceforth be referred to as a "Conversion Date") stating the number of shares held by such holder to be converted; or

                                   b.   The Corporation shall deliver to each
               holder of Series A Preferred a further notice stating that the Corporation will redeem that number of shares of Series A Preferred held by each holder equal to the product of (1) the greater of the Corporation Redemption Percentage and that holder's Holder Redemption Percentage (regardless of whether either or both such redemption percentages are 0%), multiplied by
               (2) the number of shares of Series A Preferred held by such holder (collectively, the "Redemption Shares") pursuant to the procedures of Subsection 8 hereof.

                         E. NOTICES. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, or when sent by telex or telecopier (with receipt confirmed), provided a copy is also sent by express (overnight, if possible) courier, addressed (i) in the case of a holder of Series A Preferred, to such holder's address of record, and (ii) in the case of the Corporation, to the Corporation's principal executive offices to the attention of the Corporation's chief financial officer.

                    VII. CONVERSION PROCEDURES.

                         A. CONVERSION. If shares of Series A Preferred are to be converted as a result of Subsections 6(c)(iii) or 6(d)(iii)(A) hereof, then upon the applicable Conversion Date, the Conversion Shares shall automatically, and without any action by the holder thereof, be converted into such number of fully paid and nonassessable shares of the Corporation's Common Stock as is determined by multiplying the number of such Conversion Shares by a fraction, the numerator of which is $1000.00 (as adjusted for any Recapitalization of the Series A Preferred) and the denominator of which is the Conversion Price stated in the Price Notice.

                         B.   ACCRUED DIVIDENDS AND FRACTIONAL SHARES.

                              1. Dividends on Conversion Shares shall cease to accrue upon the applicable Conversion Date; provided, however, that any dividends which are accrued but unpaid on such shares as of such date shall remain payable to the holder thereof, and shall be paid to such holder, to the extent permitted by law, concurrently with the delivery of the certificates for the shares of Common Stock issued upon conversion of the Conversion Shares in accordance with Section 7(d) below, or, if not then permitted by law, then at such time in the future when permitted.

                              2. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Conversion Price stated in the applicable Price Notice.

                         C. EFFECTIVENESS OF CONVERSION. The holder of any Conversion Shares shall be deemed to have become a stockholder of record of Common Stock as of the close of business of the Corporation on the applicable Conversion Date, unless the transfer books of the Corporation are closed on such date. In such event, such holder shall be deemed to have become a stockholder of record of Common Stock on the next succeeding date on which the transfer books are open. Thereafter, such holder shall be treated for all purposes as the record holder of shares of Common Stock, regardless of whether the certificates representing such shares are surrendered to the Corporation or its transfer agent.

                         D.   EXCHANGE OF CERTIFICATES.

                              1.   All holders of Conversion Shares shall
               promptly surrender to the Corporation or its transfer agent certificates representing such shares. Within 5 business days following such surrender, the Corporation shall issue and deliver to or upon the written order of each such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check for cash with respect to any accrued dividends upon the Conversion Shares and/or fractional interest in a share of Common Stock, as provided in Subsection 7(b) hereof. Upon conversion of only a portion of the shares of Series A Preferred represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered, at the expense of the Corporation (except for expenses relating to the issuance of such shares to a person other than the record holder of the Conversion Shares), a new certificate representing the unconverted shares of Series A Preferred represented by the certificate so surrendered.

                         2. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing Conversion Shares are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

                    E.   EFFECTS OF CERTAIN EVENTS.

                         1. DISTRIBUTIONS OF SECURITIES OTHER THAN COMMON STOCK. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series A Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series A Preferred been converted into Common Stock immediately prior to such event at the Conversion Price as of the date of such event, and had they thereafter, during the period from such date to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all provisions of this Subsection 7 with respect to the rights of the holders of the Series A Preferred.

                              2. RECLASSIFICATION, EXCHANGE AND SUBSTITUTION OF COMMON STOCK. If the Common Stock issuable upon conversion of the Series A Preferred shall be changed into shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise, the Series A Preferred shall be convertible pursuant to this Subsection 7 into, in lieu of shares of Common Stock which the holders would otherwise have been entitled to receive, shares of such other class or classes of stock into which the Common Stock had been changed.

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                              3.   CERTAIN REORGANIZATIONS.  In the event of the
               consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the rights, preferences or privileges of the Common Stock other than an increase in the authorized number of such shares), or the sale or other disposition of all or substantially all of assets and properties of the Corporation, the shares of Series A Preferred shall, after such consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property, of the Corporation or otherwise, to which such holder would have been entitled if immediately prior to such consolidation, merger, sale or other disposition he had converted his shares of Series A Preferred into Common Stock at the Conversion Price in effect as of the consummation of such consolidation, merger, sale or other disposition. The provisions of this Subsection 7(e) shall similarly apply to successive reorganizations, consolidations, mergers, sales or other dispositions.

                         F. NO IMPAIRMENT. Except as provided in Sub section 9 hereof, the Corporation will not, by amendment of this Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Subsection 7 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment.

                    VIII.     REDEMPTION PROCEDURE.

                              A. REDEMPTION. If the Corporation elects to redeem shares of Series A Preferred pursuant to Subsection 6(d)(iii)(B) hereof, then within 50 calendar days following the Response Date (as defined in Section 6(d)(iii)), the Corporation shall redeem the Redemption Shares for cash, out of funds legally available therefor, at the Redemption Price in effect on the applicable Measurement Date. The date which the Corporation shall fix for such redemption shall be referred to as the "Redemption Date," and the payments due each holder of Redemption Shares shall be referred to as the "Redemption Payments."

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

                              B. ACCRUED DIVIDENDS. Dividends on Redemption Shares shall cease to accrue upon the applicable Redemption Date; provided, however, that any dividends which are accrued but unpaid on such shares as of such date shall remain payable to the holders thereof, and shall be paid to such holder, to the extent permitted by law, concurrently with the payment of the Redemption Payments in accordance with Subsection 8(c) below, or, if not then permitted by law, then at such time in the future when permitted.

                              C.   MECHANICS OF REDEMPTION.

                                   1.   At least 10 business days prior to any
               Redemption Date, the Corporation shall send a further written notice to the holders of Redemption Shares stating the Redemption Date and requesting that such holder surrender to the Corporation, in the manner and at the place designated in such notice, his certificate or certificates representing such Redemption Shares.

                                   2. On or prior to the Redemption Date, each holder of Redemption Shares shall surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing such Redemption Shares, and thereupon the Redemption Payment for such shares and any accrued but unpaid dividends on such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. All such surrendered certificates shall be cancelled. Upon redemption of only a portion of the shares of Series A Preferred represented by a certificate surrendered for redemption, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered, at the expense of the Corporation (except for expenses relating to the issuance of such shares to a person other than the record holder of the Redemption Shares), a new certificate representing the unredeemed shares of Series A Preferred represented by the certificate so surrendered.

                                   3.   On or prior to the Redemption Date, the
               Corporation shall have the option to deposit the aggregate of all Redemption Payments in a bank or trust company having aggregate capital and surplus in excess of $50,000,000, as a trust fund for the benefit of the respective holders of Redemption Shares, with irrevocable instructions and authority to the bank or trust company to pay the appropriate Redemption Payment to the holders of

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

               Redemption Shares upon receipt of notification from the Corporation that such holder has surrendered the certificate representing such shares to the Corporation. Such instructions shall also provide that any such moneys remaining unclaimed at the expiration of 1 year following the Redemption Date shall thereafter be returned to the Corporation upon its request as expressed in a resolution of the Board of Directors.

                                   4.   Provided that the Corporation has given
               the notice described in Section 8(c)(i) and has on or prior to the Redemption Date either paid directly or made available (either directly or as described in Section 8(c)(iii)) Redemption Payments to the holders of Redemption Shares, all Redemption Shares shall be deemed to have been redeemed as of the close of business of the Corporation on the applicable Redemption Date. Thereafter, the holder of such shares shall no longer be treated for any purposes as the record holder of such shares of Series A Preferred, regardless of whether the certificates representing such shares are surrendered to the Corporation or its transfer agent, excepting only in the latter instance the right of the holder to receive the appropriate Redemption Payment, without interest, upon such surrender. Such shares so redeemed shall not be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

                                   5.   The Corporation shall not be obligated
               to pay the Redemption Payment to any holder of Redemption Shares unless the certificates evidencing such shares are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

                              D. LIMITATION ON REDEMPTION. The Corporation shall not be obligated to redeem any shares of Series A Preferred which have previously been converted into Common Stock. The Corporation shall be obligated to redeem shares pursuant to this Subsection 8 only to the extent that such redemption would not violate any provisions of applicable law. If the Corporation is unable to redeem some or all Redemption Shares on any particular Redemption Date, the Corporation shall promptly notify the holders thereof of the facts that prevent the Corporation from so redeeming such shares. Thereafter, on each subsequent

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

               Redemption Date, the Corporation shall redeem as many of such Redemption Shares as may be lawfully redeemed prior to redeeming any additional shares of Series A Preferred which otherwise would be redeemed on such Redemption Date.

                         IX.  PROTECTIVE PROVISIONS.

                              A. In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series A Preferred, amend or repeal any provision of, or add any provision to, is Certificate of Incorporation if such action would materially and adversely alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred in a manner different from its effect on the Preferred Stock as a whole.

                              (b) Notwithstanding the provisions of Subsection 9(a) hereof:

                                   1.   The number of authorized shares of
               Series A Preferred, or of any other class or series of the Corporation's stock, may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon without the separate vote or consent of the holders of Series A Preferred, pursuant to Section 242(b)(2) of the General Corporation Law of the State of Delaware, or by resolution of the Board of Directors, to the extent permitted by Section 151 thereof.

                                   2. Any new series of Preferred Stock may be authorized, without restriction, with rights on a parity with or superior to the Series A Preferred (provided that no such new series of Preferred Stock shall have dividend rights or liquidation preferences with priority senior to those of the Series A Preferred) by resolution of the Board of Directors, to the extent permitted by Section 151 of the General Corporation Law of the State of Delaware, without the separate vote or consent of the holders of Series A Preferred.

                    X. STATUS OF CONVERTED SHARES. If shares of Series A Preferred are converted pursuant to Subsection 7 hereof or redeemed pursuant to Subsection 8 hereof, the shares so converted

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

               or redeemed shall resume the status of authorized but unissued shares of Preferred Stock of the Corporation.

                    XI. AMENDMENTS AND WAIVERS. Any right, preference, privilege or power of, or restriction provided for the benefit of, the Series A Preferred set forth herein may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Corporation and the affirmative vote or written consent of the holders of not less than a majority of the shares of Series A Preferred then outstanding, and any amendment or waiver so effected shall be binding upon the Corporation and all holders of Series A Preferred."

     IN WITNESS WHEREOF, Silicon Graphics, Inc. has caused this certificate to be signed by William M. Kelly, its Vice President, and attested by Sandra M. Escher, its Assistant Secretary, this 7th day of November, 1994.


                                     /s/  William M. Kelly
                                 -----------------------------------
                                          William M. Kelly
                                          Vice President


Attest:


/s/  Sandra M. Escher
- -----------------------------------
Sandra M. Escher
Assistant Secretary

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